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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

1. K.Swiss Canada Inc., a corporation organized under the laws of the province of Ontario.

2. K.Swiss Pacific Inc., a Massachusetts corporation.

3. K.Swiss International Ltd., a corporation organized under the laws of Bermuda.

4. K.Swiss (UK) Ltd., a United Kingdom corporation.

5. K.Swiss B.V., a Dutch corporation.

6. K.Swiss S.A. de C.V., a Mexico corporation.

7. K.Swiss Retail Services Inc., a California corporation.

8. K.Swiss Australia Pty. Ltd., an Australia corporation.

9. K.Swiss International Services (BAARN) B.V., a Dutch corporation.

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